                                                                    EXHIBIT 12.1


                               HALLIBURTON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (Millions of dollars, except for ratios)
                                   (Unaudited)

                                       For the nine
                                       months ended             Years Ended December 31
                                       September 30,  -------------------------------------------
                                           2004        2003     2002      2001     2000     1999
                                       -------------  ------   ------    ------   ------   ------
Earnings available for fixed charges:
    Income (loss) from continuing
        operations before income
        taxes, minority interests,
        and cumulative effects of
        accounting changes, net           $  354      $  612   $ (228)   $  954   $  335   $  307
    Add:
        Distributed earnings from
           equity in unconsolidated
           affiliates                         33         113       33        38       34       63
        Fixed charges                        208         203      168       209      203      194
                                          ------      ------   ------    ------   ------   ------
               Subtotal                   $  595      $  928   $  (27)   $1,201   $  572   $  564
    Less:
        Undistributed equity in
           earnings and losses of
           unconsolidated affiliates         (20)         25       74       107       88       99
                                          ------      ------   ------    ------   ------   ------
               Total                      $  615      $  903   $ (101)   $1,094   $  484   $  465

Fixed charges:
    Interest expense                      $  160      $  139   $  113    $  147   $  146   $  141
    Rental expense representative
        of interest                           48          64       55        62       57       53
                                          ------      ------   ------    ------   ------   ------
               Total                      $  208      $  203   $  168    $  209   $  203   $  194

Ratio of earnings to fixed charges           3.0         4.4      (a)       5.2      2.4      2.4
                                          ======      ======   ======    ======   ======   ======

(a) For the year ended December 31, 2002 earnings were inadequate to cover fixed charges by $269 million.